NEWS

SpatiaLight Secures $15.4 Million Financing

Company to Focus on New Customer and New Product Initiatives

NOVATO, CA. April 30, 2007 - SpatiaLight, Inc. (NASDAQ: HDTV), a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays for the high definition television, near-to-eye, head-mounted display and micro-projector markets announced today that it has entered into agreements which provide the Company with up to $15.4 million of financing.

“We are pleased to have this funding in place. Our objectives are to grow the Company both from a revenue perspective as we bring on new customers and from a product category perspective with our new product developments and introduction. The funding provided by this agreement will assure the execution of these programs in achieving our business goals. This agreement allows us to focus on the tasks required for success rather than constantly working on financing” said Dr. David Hakala, SpatiaLight’s Chairman and Chief Executive Officer.

Dr. Michael Jin, SpatiaLight’s Chief Technology Officer added “This funding will ensure our ability to successfully complete the developments of key projects with respect to our exciting new micro-projector and near-to-eye (NTE) head mounted display (HMD) product lines, as well as provide for the technical sales support for our existing T-3 microdisplay rear projection TV product line as we expand our customer base in this segment. “

On April 26, 2004, the Company entered into an Equity Credit Agreement with six institutional investors, Southridge Partners, LP, Southshore Capital Fund Ltd., Pierce Diversified Strategy Master Fund, LLC, ENA, Enable Opportunity Partners LP, Enable Growth Partners LP, and Iroquois Master Fund Ltd. effective as of April 24, 2007 under which the Company may elect and the investors are required to purchase from time to time, over a period of eighteen (18) months, shares of the Company’s Common Stock having an aggregate market value of $15,400,000. The first $3,700,000 in Common Stock to be sold by the Company pursuant to the Equity Credit Agreement will be priced at 100% of the market value on the date of sale. The balance of the shares of Common Stock may be sold under the Equity Credit Agreement only after approval by the Company’s stockholders, and will be sold at 95% of the market value on the date of sale. No warrants are to be issued pursuant to the Equity Credit Agreement transactions.

In consideration for this financing as well as other items described below, SpatiaLight entered into a Waiver, Rescission and Settlement Agreement effective as of April 24, 2007 with six institutional investors that were parties to the Securities Purchase Agreement and Registration Rights Agreement dated November 28, 2006, and the Securities Purchase Agreement and Waiver Agreement dated February 23, 2007. Under the terms of the Settlement Agreement, the Investors released disputed claims under both the November 2006 and February 2007 Financings; returned for cancellation Warrants to purchase 4,800,000 shares of the Company’s Common Stock that were issued in the November 2006 Financing; and entered into an Escrow Agreement pursuant to which the Company will issue into Escrow, from time to time, an unspecified number of shares of its Common Stock, and the investors will deliver into Escrow 4,002,307 shares of the Company’s common stock previously issued pursuant to the November 2006 and February 2007 financings, for resale all having an aggregate market value of $4,354,387.

Dr. Hakala said, “This restructuring of our prior two financings eliminates our registration and liquidated damage obligations and eliminates all restrictions on future financings from these prior agreements, as well as returns 4.8 million warrants to the Company, and delivers into escrow 4 million shares of the Company’s Common Stock. It will be at the Company’s option as to whether to use the equity line provided under this agreement or to find other financing sources if they are deemed to be more desirable to the Company.”

All of the new shares of Common Stock to be sold pursuant to the Equity Agreement or issued pursuant to the waiver, Rescission, and Settlement Agreement are registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-137100) which was declared effective by the U.S. Securities and Exchange Commission on February 14, 2007.

About SpatiaLight

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS imagers for use in high-definition display applications such as rear projection televisions, monitors, front projection systems, near-to-eye applications, micro-projectors and other display applications. The company’s primary manufacturing facility is located in South Korea. SpatiaLight is committed to developing microdisplay technologies that will be the standard for the next generation of these products and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the Company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight’s current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “we are confident” or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-Q and 10-K.

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For additional information, please contact:

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693